Exhibit 23.1

Galaz, Yamazaki, Ruiz Urquiza, S.C. Lazaro Cardenas 2321 Poniente, PB Residencial San Agustin 66260 Garza Garcia, N.L. Mexico
Tel: +52 (81) 8133 7300 Fax: +52 (81) 8133 7383 www.deloitte.com/mx

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated February 10, 2006, except for the restatement of pesos to purchasing power of June 30, 2006, the convenience translation of Mexican peso amounts in U.S. dollars, Notes 19 and 20 and the effects of the reverse stock split on all share, per share and option data, as to which the date is November 6, 2006, relating to the financial statements of Grupo Aeroportuario del Centro Norte and subsidiaries as of and for the years ended December 31, 2005, 2004 and 2003 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to reconciliation of consolidated net income and stockholders' equity from accounting principles generally accepted in Mexico to accounting principles generally accepted in the United States of America) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

Roberto Lozano Garza
C.P.C. Roberto Lozano Garza
Monterrey, Mexico
November 14, 2006